Exhibit 99.1

MRC Global Awarded 5-Year Supplier Agreement by MarkWest

HOUSTON, TX – December 22, 2014 – MRC Global Inc. (NYSE: MRC) announced today that MarkWest Energy Partners, L.P. (MarkWest) has awarded a pipe, valves and fittings (PVF) supplier agreement to its U.S. operating company, McJunkin Red Man Corporation. Under this agreement, McJunkin Red Man will supply PVF for MarkWest’s pipeline projects focused in the Marcellus and Utica regions. The agreement has a five year term.

“We are very pleased that MarkWest is placing their trust in MRC Global to work with them to drive costs out of their complex supply chain,” MRC Global Chairman, President and CEO Andrew Lane said. “MarkWest is a leader of midstream services in the natural gas industry, and we are very well positioned to support their continued growth in this market. When a company like MarkWest chooses MRC Global for this type of arrangement, we take that very seriously and commit our significant supply chain and PVF expertise and best-in-class branch network toward the mutual success of the agreement. We look forward to continuing to earn their confidence and growing our relationship with MarkWest for years to come.”

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor of pipe, valves, and fittings and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found at www.mrcglobal.com.

Contact:

Monica Schafer Vice President Investor Relations
MRC Global Inc.
Monica.Schafer@mrcglobal.com
832-308-2847

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